Exhibit 3.1

Number: C1582211

CERTIFICATE

OF

CONTINUATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that Oncolytics Biotech Inc., has continued into British Columbia from the Jurisdiction of ALBERTA, under the Business Corporations Act, with the name ONCOLYTICS BIOTECH INC. on March 17, 2026 at 09:01 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On March 17, 2026

/s/ Kerry Taylor
KERRY TAYLOR
Registrar of Companies
Province of British Columbia
Canada

ELECTRONIC CERTIFICATE